EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-85217) of Stage Stores, Inc. of our report dated March 9, 2000, except as to Notes 1, 12, 14 and 15 to the financial statements, which are as of June 1, 2000, relating to the financial statements which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Houston, Texas
April 10, 2002